                                                                EXHIBIT 4.16


               AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT

        This Amendment, dated July 31, 1996 and effective as of July 31, 1996, to the NON-QUALIFIED STOCK OPTION AGREEMENT dated May 30, 1996 granted to ROBERT
B. PRAG ("Prag") from POLLUTION RESEARCH & CONTROL CORP., a California corporation (herein referred to as the "Company").


                                    RECITALS

        WHEREAS, Company granted Prag a NON-QUALIFIED STOCK OPTION AGREEMENT on May 30, 1996 to purchase 1,500,000 shares of the Company's; and

        WHEREAS, Company and Prag desire to amend such NON-QUALIFIED STOCK OPTION AGREEMENT;

        NOW THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

The first paragraph of Item 3. is hereby amended as follows:

        3.      Exercise of Option.

                All of the options granted hereby shall first become exercisable on January 30, 1997. Subject to the provisions of Paragraph 4 hereof, such options shall be exercisable in whole or in part at any time and from time to time from the date on which they are first exercisable through 5:00 p.m. Glendale, CA time on May 29, 2000.

AGREED TO:

"Company":                             POLLUTION RESEARCH & CONTROL CORP.


Date:    7/31/96                       By:  /s/ ALBERT E. GOSSELIN, JR.
      -------------                        ------------------------------
                                                Albert E. Gosselin
                                                Chairman and CEO

"Prag":                                ROBERT B. PRAG


Date:    7/31/96                       By:  /s/ ROBERT B. PRAG
      -------------                        ------------------------------
                                                Robert B. Prag